SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release may be provided to shareholders of Argo Group International Holdings, Ltd.

ARGO GROUP COMMENTS ON THIRD-PARTY NOMINATION OF POSSIBLE DIRECTORS; REINFORCES HIGHLIGHTS OF ROBUST SHAREHOLDER RETURNS

March 8, 2019

HAMILTON, Bermuda – Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance, released the following statement commenting on the director nominees announced earlier today by an investor, Voce Capital Management LLC:

“Our Board of Directors is committed to working in the best interest of all shareholders. Argo has in place a highly capable and engaged Board. Our directors’ deep industry expertise and company-specific skillset, focused on risk management, insurance operations, financial oversight, technology, distribution and corporate governance, are key to executing the Board’s strong, independent oversight of Argo’s long-term strategy. The nominating committee of the Board uses its robust evaluation process to regularly refresh the Board, focusing on the skills and experience necessary to lead our business. As a result of our effective refreshment practices, the Board has added five new independent directors in the past two years. Each of these independent directors has brought and demonstrated proven skillsets to help enhance and propel forward Argo’s strategic plan.

“While Voce Capital Management LLC (Voce) continues to disseminate and publish ad hominem attacks, our directors and management team are focused on executing a compelling long-term, value-enhancing strategy. We are deliberate in our mission to deliver top-performing underwriting businesses and we continue to be keenly focused on driving efficiencies, as evidenced by the reduction of 260 basis points in our expense ratio in 2018.

“Our shareholders are seeing the results and track record of value creation:

•	Our TSR has outperformed both peers and the S&P 500 over the past one, three, and five years[1]:

•	One year: 28% vs. peer mean of 4% and S&P 500 of 4%
•	Three year: 58% vs. peer mean of 34% and S&P 500 of 47%
•	Five year: 130% vs. peer mean of 78% and S&P 500 of 64%

•	Our book value per share, including dividends, has grown at a 9% CAGR since 2002.

•	We returned in excess of $645 million of capital to shareholders from 2010 to 2018.

“We are committed to engaging with all of our shareholders. We hope Voce will make its updated slate of nominees available to participate in interviews with our Board’s independent nominating committee to evaluate their qualifications and experience – as would be the case for any shareholder-nominated candidate.

“Voce’s misleading attacks are designed to grab attention, but do nothing to build shareholder value, which the current Board has proven it can do. We look forward to updating our shareholders on our continued strategic and financial progress.”

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-‘(Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

[1]

Source: SNL Financial and FactSet. Market data as of 3/7/19. Peers include Y, AFG, ACGL, AXS, GBLI, HALL, THG, JRVR, MKL, PTVCB, RLI, SIGI, and WRB. Total shareholder return includes the reinvestment of dividends on the ex-date

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the ownership of Argo Group’s directors and executive officers in Argo Group common shares is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Argo Group’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Argo Group International Holdings, Ltd.

Media:

David Snowden, 210-321-2104

Senior Vice President, Group Communications

david.snowden@argogroupus.com

or

Investors:

Susan Spivak Bernstein, 212-607-8835

Senior Vice President, Investor Relations

susan.spivak@argolimited.com